Exhibit 99.1

News Release
Contact: Dori Abel
858.513.9240 x11636
dori.abel@zovio.com

Zovio Announces Approval by WSCUC for Ashford University
to Become an Independent, Nonprofit Institution

Approval is a key step supporting the business transformation of Zovio

CHANDLER, AZ (July 15, 2019) - Zovio (Nasdaq: ZVO) announced today that WASC Senior College and University Commission (WSCUC) approved Ashford University’s application for a change of ownership and legal status. This approval is an important milestone in the process to separate and transform both Ashford and Zovio.

In a separate action, the Commission voted to reaffirm Ashford University’s accreditation for six years following the completion of the WSCUC Institutional Review Process.

“This approval is as an important step towards Ashford University returning to its status as an independent, nonprofit institution,” said Andrew Clark, Founder, President and CEO of Zovio, which currently owns Ashford University. “This also paves the way for Zovio to continue focusing on its vision of becoming a leading education technology services company once the two organizations have separated.”

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. Zovio leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio’s purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

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